Exhibit 10.42

ENER1, INC.
500 West Cypress Creek Road
Fort Lauderdale, Florida 33309

October 1, 2005

Dear Mr. Grape:

The Board of Directors of ENER1, INC. (the "Corporation") is pleased to award you an option (the "Option") to purchase shares of the common stock, par value $0.01 per share, of the Corporation (the "Common Stock"). This option agreement (the "Agreement") will describe the Option granted to you. Your signature on this Agreement is an acknowledgement to us that you have read and understand this Agreement and that you agree to abide by its terms.

1.     Grant of Option. Subject to the conditions hereinafter set forth, we grant you the right to purchase one million (1,000,000) shares of Common Stock at $0.49 per share, the current fair market value of a share of Stock. On October 1 2006, and the following three anniversaries of such date, the right to purchase the shares of Common Stock shall vest with respect to 250,000 shares. Notwithstanding anything to the contrary in this Agreement, the right to purchase shares of Common Stock shall not vest on any date unless you are employed as of such date by EnerDel, Inc. ("EnerDel"), a subsidiary of the Corporation. In the event of a Change of Control of EnerDel, the right to purchase the shares of Common Stock shall vest and shall be fully exercisable immediately. A "Change in Control" shall be deemed to occur if any Person shall acquire direct or indirect beneficial ownership (whether as a result of stock ownership, revocable or irrevocable proxies or otherwise) of securities of EnerDel, pursuant to one or more transactions, such that after consummation and as a result of such transaction, such Person has direct or indirect beneficial ownership of 50% or more of the total combined voting power with respect to the election of directors of the issued and outstanding securities of EnerDel. "Person" shall mean any person, corporation, partnership, joint venture or other entity or any group (as such term is defined for purposes of Section 13(d) of the Exchange Act), other than a Parent or Subsidiary, and "beneficial ownership" shall be determined in accordance with Rule 13d-3 under the Exchange Act. Notwithstanding the foregoing, for purposes of this Agreement, "Change of Control" shall not include any change of control, actual or implicit, resulting from any Person or Persons gaining 50% or more of the combined voting power for EnerDel (or less than 50%, even though such lesser amount may represent effective voting control) through an initial public offering by EnerDel or other financing conducted by or on behalf of EnerDel.

2.     Time of Exercise. The Option may be exercised at any time and from time to time beginning when the right to purchase the shares of Stock vests and ending when this Option terminates as provided in Section 5 hereof. Notwithstanding anything to the contrary in this Agreement, the Option may not be exercised unless EnerDel reports revenue of at least $1.5 million for calendar 2005 and $7.0 million for calendar 2006, as confirmed by review or audit by EnerDel's independent registered auditors. If EnerDel's revenue falls short of these target(s) for any of the time frames involved by 20% or more, you shall not be able to exercise any portion of the Option that has vested unless and until EnerDel's revenue for subsequent time frames exceeds $6.8 million (which is 80% of the combined target revenue for 2005 and 2006).

3.     Method of Exercise. The Option shall be exercised by written notice to the Corporation’s Secretary at the Corporation's principal place of business. The notice shall set forth the number of shares of Common Stock to be acquired and how the shares of Common Stock to be acquired should be registered (in your name only or in your name and your spouse's names as community property or as joint tenants with right of survivorship).

The Corporation shall not be obligated to issue any shares of Common Stock until you shall have paid the total exercise price for that number of shares of Common Stock. The exercise price may be paid in cash or by certified or cashiers' check or by such other method as permitted by the Board of Directors of the Corporation.

Fractional shares may not be exercised. Shares of Common Stock will be issued as soon as practical after exercise.

Notwithstanding the above, the Corporation shall not be obligated to deliver any shares of Common Stock during any period when the Corporation determines that the exercisability of the Option or the delivery of shares hereunder would violate any federal, state or other applicable laws, and the Option may be rescinded if necessary to ensure compliance with federal, state or other applicable laws.

4.     Termination of Option. To the extent not exercised, the Option shall terminate upon the first to occur of the following dates:

(a)	October 1, 2015, being ten (10) years from the date of grant; or

(b)	Immediately upon the date your employment with EnerDel terminates.

5.     Non-Transferability. The Option cannot be transferred other than (i) by will or the laws of descent and distribution or (ii) on such terms and conditions as the Board of Directors of the Corporation in its sole discretion shall approve.

6.     Securities Laws. As of the date hereof, the Option and the shares of Stock underlying the Option have not been registered under the Securities Act of 1933, as amended (the "Act"). You agree that any shares of Common Stock acquired by you under this Agreement cannot be sold, transferred, assigned or otherwise hypothecated without registration under the Act or unless a valid exemption from registration is then available under applicable federal and state securities laws and the Corporation has been furnished with an opinion of counsel satisfactory in form and substance to the Corporation that such registration is not required.

7.     Income Taxes. To the extent required by applicable federal, state, local or foreign law, you shall make arrangements satisfactory to the Corporation for the satisfaction of any withholding tax obligations that arise by reason of an Option exercise or disposition of shares issued as a result of an Option exercise. The Corporation shall not be required to issue shares or to recognize the disposition of such shares until such obligations are satisfied.

The Option is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and will be interpreted accordingly. Section 422 of the Code provides, among other things, that you shall not be taxed upon the exercise of a stock option that qualifies as an incentive stock option provided that you do not dispose of the shares of Common Stock acquired upon exercise of such option until the later of two years after such option is granted to you and one year after such option is exercised. Notwithstanding anything to the contrary herein, Section 422 of the Code provides that incentive stock options (including, possibly, the Option) shall not be treated as incentive stock options if and to the extent that the aggregate fair market value of shares of Common Stock (determined as of the time of grant) with respect to which such incentive stock options are exercisable for the first time by you during any calendar year (under all plans of the Corporation and its subsidiaries) exceeds $100,000, taking options into account in the order in which they were granted. Thus, if and to the extent that any shares of Common Stock issued under a portion of the Option exceeds the foregoing $100,000 limitation, such shares shall not be treated as issued under an incentive stock option pursuant to Section 422 of the Code.

8.     Recapitalization. If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of Issuer by reason of any recapitalization, reclassification, reorganization, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock of the Corporation or other increase or decrease in such shares effected without receipt of consideration by the Corporation occurring after the date of this Agreement, an appropriate and proportionate adjustment shall be made by the Board of Directors of the Corporation (i)  in the number and kind of shares of Common Stock issuable upon exercise (or vesting) of the Option and (ii) in the exercise price per share of the Option.

9.     Limitation of Interest. Neither you nor any beneficiary or other person claiming under or through you shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purposes of this Agreement except as to such shares of Common Stock, if any, as shall have been issued to such person upon exercise of the Option or any part of it. Nothing herein shall confer upon you any right to continue in the Corporation's employ or service nor limit in any way the Corporation's right to terminate your employment at any time for any reason.

10.    Severability. In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

11.     Binding Effect. The rights and obligations described in this Agreement shall inure to the benefit of and be binding upon both of us, and our respective heirs, personal representatives, successors and assigns.

12.     Date of Grant. The Option shall be treated as having been granted to you on the date of this Agreement even though you may sign it at a later date.

13.     Governing Law. This Agreement shall be governed, construed, interpreted and administered solely in accordance with the laws of the state of Florida, without regard to principles of conflicts of law.

14.     Headings. The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not affect the meaning, construction or effect of this Agreement.

Very truly yours,
ENER1, INC.

By:
Name:
Its:

AGREED AND ACCEPTED:

Ulrik Grape